Exhibit 10.2
LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of November 5, 2010 (the “Effective Date”) by and among the several banks and other financial institutions or entities from time to time parties to this Agreement (each a “Lender” and collectively, the “Lenders”), SILICON VALLEY BANK, a California chartered bank, in its capacity as agent on behalf of the Lenders (the “Agent”), and ENERGYCONNECT GROUP, INC., an Oregon corporation (“EnergyConnect Group”), and ENERGYCONNECT, INC., an Oregon corporation (“EnergyConnect Inc.”; each a “Borrower” and collectively, the “Borrowers”), provides the terms on which the Lenders shall lend to Borrowers and Borrowers shall repay the Lenders.  The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1	Promise to Pay.

Each Borrower hereby unconditionally promises to pay the Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1	Revolving Advances.

(a)           Availability.  Subject to the terms and conditions of this Agreement, the Lenders, severally and not jointly, shall make Advances not exceeding the Availability Amount.  Each Lender will lend to Borrowers an amount equal to such Lender’s Revolving Line Pro Rata Share of each Advance; provided that the aggregate outstanding principal amount of Advances made by each Lender shall not exceed such Lender’s Revolving Line Commitment.  Neither Agent nor any of Lenders shall be responsible for the Revolving Line Commitment of any other Lender, nor will the failure of any Lender to perform its obligations under its Revolving Line Commitment in any way relieve any other Lender from performing its obligations under its Revolving Line Commitment.  Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)           Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.2	Overadvances.

If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrowers shall immediately pay to the Agent in cash such excess.

2.3	Interest on the Credit Extensions.

(a)           Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a fixed per annum rate equal to twelve and one half of one percent (12.5%), which interest shall be payable monthly in accordance with Section 2.3(e) below.

(b)           Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless the Agent otherwise elects from time to time in its sole discretion to impose a smaller increase.  Fees and expenses which are required to be paid by Borrowers pursuant to the Loan Documents (including, without limitation, Agent Expenses and Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent.

(c)           Computation; 360-Day Year.  In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d)           Debit of Accounts.  The Agent may debit any of Borrowers’ deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts any Borrower owes the Agent or any Lender when due.  These debits shall not constitute a set-off.

(e)           Interest Payment Date.  Unless otherwise provided, interest is payable monthly on the first (1st) calendar day of each month.

2.4	Fees.

Borrowers shall pay to the Agent:

(a)           Commitment Fee.  A fully earned, non-refundable commitment fee of Sixty Thousand Dollars ($60,000) (the “Commitment Fee”) for the ratable benefit of the Lenders, on the Effective Date;

(b)           Good Faith Deposit.  Borrowers have paid to Agent a good faith deposit of Sixty Thousand Dollars ($60,000) (the “Good Faith Deposit”) to initiate Agent’s due diligence review process.  Agent shall apply the Good Faith Deposit to the Agent Expenses, and any remaining portion shall be applied to the Commitment Fee; and

(c)           Agent and Lender Expenses.  All Agent Expenses and Lender Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5	Payments; Pro Rata Treatment and Application of Payments.

(a)           All payments (including prepayments) to be made by Borrowers under any Loan Document shall be made to the Agent, for the account of the Lenders, in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)           The Agent shall apply the whole or any part of collected funds against the Revolving Line or credit such collected funds to a depository account of Borrowers with the Agent (or an account maintained by an Affiliate of the Agent), the order and method of such application to be in the sole discretion of the Agent.  No Borrower shall have the right to specify the order or the accounts to which the Agent shall allocate or apply any payments required to be made by Borrowers to the Agent or otherwise received by the Agent under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3	CONDITIONS OF LOANS

3.1	Conditions Precedent to Initial Credit Extension.

The Lenders’ obligation to make the initial Credit Extension is subject to the condition precedent that the Agent shall have received, in form and substance satisfactory to the Agent, such documents, and completion of such other matters, as the Agent may reasonably deem necessary or appropriate, including, without limitation:

(a)           duly executed original signatures to the Loan Documents;

(b)           duly executed original signatures to the Warrants;

(c)           each Borrower’s Operating Documents and a good standing certificate of each Borrower certified by the Secretary of State of the State of Oregon as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)           duly executed original signatures to the completed Borrowing Resolutions for each Borrower;

(e)           evidence that (1) the Liens securing Indebtedness owed by EnergyConnect Group to Aequitas Commercial Finance, LLC will be terminated and (2) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have been terminated;

(f)           certified copies, dated as of a recent date, of financing statement searches, as the Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g)           the Representations and Warranties Certificate of each Borrower, together with the duly executed original signature thereto;

(h)           a copy of EnergyConnect Group’s Registration Rights Agreement, Investors’ Rights Agreement and any amendments thereto;

(i)           evidence satisfactory to the Agent that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of the Agent;

(j)           evidence satisfactory to Agent that Aequitas Commercial Finance, LLC shall have converted any of its outstanding Indebtedness not otherwise repaid by Borrowers into equity of Borrower; and

(k)           payment of the fees, Agent Expenses and Lender Expenses then due as specified in Section 2.4 hereof.

3.2	Conditions Precedent to all Credit Extensions.

The Lenders obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)           except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;

(b)           the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrowers’ representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)           in the Agent’s sole but reasonable discretion, any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations as and when due, or any material adverse deviation by Borrowers from the most recent business plan of Borrowers presented to and accepted by the Agent.

3.3	Covenant to Deliver.

Each Borrower agrees to deliver to the Agent each item required to be delivered to the Agent under this Agreement as a condition precedent to any Credit Extension.  Each Borrower expressly agrees that a Credit Extension made prior to the receipt by the Agent of any such item shall not constitute a waiver by the Agent of Borrowers’ obligations to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in the Agent’s sole discretion.

3.4	Procedures for Borrowing.

Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrowers shall notify the Agent (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time at least three (3) Business Days prior to the requested Funding Date.  Together with any such electronic or facsimile notification, Borrowers shall deliver to the Agent by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee.  The Agent may rely on any telephone notice given by a person whom the Agent believes is a Responsible Officer or designee.  Each Lender shall credit and/or transfer each Advance to the Designated Deposit Account in an amount equal to such Lender’s Revolving Line Pro Rata Share of such Advance.  The Agent may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

4	CREATION OF SECURITY INTEREST

4.1	Grant of Security Interest.

Each Borrower hereby grants to the Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to the Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2	Priority of Security Interest.

Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to the Agent’s Lien under this Agreement).  If any Borrower shall acquire a commercial tort claim, such Borrower shall promptly notify the Agent in a writing signed by the Borrower of the general details thereof and grant to the Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Agent.

If this Agreement is terminated, the Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as the Lenders’ obligation to make Credit Extensions has terminated, the Agent shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to the applicable Borrowers.

4.3	Authorization to File Financing Statements.

Each Borrower hereby authorizes the Agent to file financing statements, without notice to any Borrower, with all appropriate jurisdictions to perfect or protect the Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral, by any Borrower or any other Person, shall be deemed to violate the rights of the Agent under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in the Agent’s discretion.

5	REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1	Due Organization, Authorization; Power and Authority.

Each Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrowers’ business.  In connection with this Agreement, each Borrower has delivered to the Agent a completed certificate signed by such Borrower, entitled “Representations and Warranties Certificate” (the “Representations and Warranties Certificate”).  Each Borrower represents and warrants to the Agent that (a) such Borrower’s exact legal name is that indicated on the Representations and Warranties Certificate and on the signature page hereof; (b) such Borrower is an organization of the type and is organized in the jurisdiction set forth in the Representations and Warranties Certificate; (c) the Representations and Warranties Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Representations and Warranties Certificate accurately sets forth such Borrower’s place of business, or, if more than one, its chief executive office as well as such Borrower’s mailing address (if different than its chief executive office); (e) such Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Representations and Warranties Certificate pertaining to such Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that such Borrower may from time to time update certain information in its Representations and Warranties Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrowers’ organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrowers or any of their Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which any Borrower is bound.  No Borrower is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrowers’ business.

5.2	Collateral.

Each Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  No Borrower has deposit accounts other than the deposit accounts with the Agent, the deposit accounts, if any, described in the Representations and Warranties Certificate delivered to the Agent in connection herewith, or of which Borrowers have given the Agent notice and taken such actions as are necessary to give the Agent a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral with an aggregate value in excess of Fifty Thousand Dollars ($50,000) is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Representations and Warranties Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Representations and Warranties Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Each Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to a Borrower and noted on its Representations and Warranties Certificate.  Each Patent which each Borrower owns or purports to own and which is material to Borrowers’ business is valid and enforceable, and no part of the Intellectual Property which any Borrower owns or purports to own and which is material to Borrowers’ business has been judged invalid or unenforceable, in whole or in part.  To the best of each Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrowers’ business.

Except as noted on the Representations and Warranties Certificate, no Borrower is a party to, nor is it bound by, any Restricted License.

5.3	Accounts Receivable.

For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of each Borrower’s Books are genuine and in all respects what they purport to be.  If an Event of Default has occurred and is continuing, the Agent may notify Account Debtors of the Agent’s security interest in such funds and verify the amount of such Eligible Account.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  No Borrower has knowledge of any actual or imminent Insolvency Proceeding of any Account Debtors.  To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4	Litigation.

There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Borrower or any of their Subsidiaries involving more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000).

5.5	Financial Statements; Financial Condition.

All consolidated financial statements for Borrowers and any of their Subsidiaries delivered to the Agent fairly present in all material respects Borrowers’ consolidated financial condition and Borrowers’ consolidated results of operations.  There has not been any material deterioration in Borrowers’ consolidated financial condition since the date of the most recent financial statements submitted to the Agent.

5.6	Solvency.

The fair salable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; no Borrower is left with unreasonably small capital after the transactions in this Agreement; and each Borrower is able to pay its debts (including trade debts) as they mature.

5.7	Regulatory Compliance.

No Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  No Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  No Borrower or any of their Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  No Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrowers’ or any of their Subsidiaries’ properties or assets have been used by Borrowers or any Subsidiary or, to the best of each Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Each Borrower and each of their Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrowers’ business.

5.8	Subsidiaries; Investments.

No Borrower owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.9	Tax Returns and Payments; Pension Contributions.

Each Borrower has timely filed all required tax returns and reports, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower except for taxes contested in accordance with the following sentence.  Borrowers may defer payment of any contested taxes, provided that such Borrower (3) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (4) notifies the Agent in writing of the commencement of, and any material development in, the proceedings, (5) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Each Borrower is unaware of any claims or adjustments proposed for any of Borrowers’ prior tax years which could result in additional taxes becoming due and payable by Borrowers.  Each Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Borrower has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of any Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10	Use of Proceeds.

Each Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11	Full Disclosure.

No written representation, warranty or other statement of Borrowers in any certificate or written statement given to the Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to the Agent or such Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by the Agent and each Lender that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12	Definition of “Knowledge.”

For purposes of the Loan Documents, whenever a representation or warranty is made to Borrowers’ knowledge or awareness, to the “best of” Borrowers’ knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6	AFFIRMATIVE COVENANTS

Each Borrower shall do all of the following:

6.1	Government Compliance.

(a)           Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrowers’ business or operations.  Each Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrowers’ business.

(b)           Use commercially reasonable efforts to obtain all of the Governmental Approvals necessary for the performance by each Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to the Agent in all of its property.  Borrowers shall promptly provide copies of any such obtained Governmental Approvals to the Agent.

6.2	Financial Statements, Reports, Certificates. Deliver to the Agent:

(a)            Borrowing Base Reports.  Within twenty (20) days after the last day of each month, aged listings of accounts receivable and accounts payable (by invoice date) (the “Borrowing Base Reports”);

(b)           Borrowing Base Certificate.  Within twenty (20) days after the last day of each month and together with the Borrowing Base Reports, a duly completed Borrowing Base Certificate signed by a Responsible Officer;

(c)           Monthly Financial Statements.  As soon as available, but no later than twenty (20) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrowers’ consolidated operations for such month certified by a Responsible Officer and in a form acceptable to the Agent (the “Monthly Financial Statements”);

(d)           Monthly Compliance Certificate.  Within twenty (20) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrowers were in full compliance with all of the terms and conditions of this Agreement and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as the Agent shall reasonably request;

(e)           Annual Audited Financial Statements.  As soon as available, but no later than one hundred eighty (180) days after the last day of Borrowers’ fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to the Agent in its reasonable discretion;

(f)           Other Statements.  Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrowers’ security holders or to any holders of Subordinated Debt;

(g)           Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against any Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to any Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more;

(h)           Intellectual Property Notice.  Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of any Borrower in or to any copyright, patent or trademark not shown in the IP Security Agreement, and (iii) any Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

(i)           Annual Financial Projections.  As soon as available, but no later than February 28th of each year, annual financial projections for the following fiscal year commensurate in form and substance with those provided to Borrowers’ Board of Directors;

(j)           Biweekly PJM Billings Statements.  As soon as available, but no later than once every two (2) weeks and within five (5) days of being sent by PJM, copies of the billings statements sent by PJM, and

(k)           Other Financial Information.  Budgets, sales projections, operating plans, and other financial information reasonably requested by the Agent.

6.3	Inventory; Returns.

Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between any Borrower and its Account Debtors shall follow Borrowers’ customary practices as they exist at the Effective Date.  Each Borrower must promptly notify the Agent of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).

6.4	Taxes; Pensions.

Timely file all required tax returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by each Borrower, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to the Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5	Insurance.

Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrowers’ industry and location and as the Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to the Agent.  All property policies shall have a lender’s loss payable endorsement showing the Agent, for the ratable benefit of the Lenders, as the sole lender loss payee and waive subrogation against the Agent.  All liability policies shall show, or have endorsements showing, the Agent as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give the Agent at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  At the Agent’s request, Borrowers shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at the Agent’s option, be payable to the Agent on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrowers shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000) in the aggregate for all losses under all casualty policies, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent on account of the Obligations.  If Borrowers fail to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and the Agent, the Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies the Agent deems prudent.

6.6	Operating Accounts.

(a)           Each Borrower shall maintain its primary and its Subsidiaries’ primary operating and other deposit accounts and securities accounts with the Agent and the Agent’s Affiliates.

(b)           Provide the Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than the Agent or the Agent’s Affiliates.  For each Collateral Account that any Borrower at any time maintains, Borrowers shall cause the applicable bank or financial institution (other than the Agent) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect the Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of the Agent.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s employees and identified to the Agent by Borrowers as such.

6.7	Financial Covenants.

(a)           Cash.  Borrowers shall maintain, at all times, unrestricted cash at Agent of not less than One Million Dollars ($1,000,000);

(b)           Load Management Event Compliance.  Borrowers shall deliver to Agent, no later than December 31, 2010, evidence satisfactory to Agent that Borrowers have completed at least eighty-five percent (85%) of the requirements established by PJM for Load Management Event Compliance during the period commencing on June 1, 2010 and ending on September 30, 2010, which requirements are attached hereto as Exhibit D;

(c)           Confirmed Registrations.  Borrowers shall deliver to Agent, no later than March 31, 2011, evidence satisfactory to Agent that Borrowers have confirmed registrations for the PJM Capacity Program (“Confirmed Registrations”) with an aggregate value, as determined by Agent in its reasonable discretion, of at least Twenty Million Dollars ($20,000,000).

6.8	Protection and Registration of Intellectual Property Rights.

(a)           (6) Protect, defend and maintain the validity and enforceability of its Intellectual Property material to Borrowers’ business; (a) promptly advise the Agent in writing of material infringements of its Intellectual Property material to Borrowers’ business; and (b) not allow any Intellectual Property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public without the Agent’s written consent.

(b)           If any Borrower (7) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (8) applies for any Patent or the registration of any Trademark, then Borrowers shall immediately provide written notice thereof to the Agent and shall execute such intellectual property security agreements and other documents and take such other actions as the Agent shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of the Agent in such property.  If any Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrowers shall: (x) provide the Agent with at least five (5) days prior written notice of such Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as the Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of the Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Borrowers shall promptly provide to the Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for the Agent to perfect and maintain a first priority perfected security interest in such property.

(c)           Provide written notice to the Agent within five (5) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Borrowers shall take such steps as the Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (9) any Restricted License to be deemed “Collateral” and for the Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (10) the Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Agent’s rights and remedies under this Agreement and the other Loan Documents.

6.9	Litigation Cooperation.

From the date hereof and continuing through the termination of this Agreement, make available to the Agent and Lenders, without expense to the Agent or Lenders, Borrowers and their officers, employees and agents and Borrowers’ books and records, to the extent that the Agent and Lenders may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Agent with respect to any Collateral or relating to Borrowers.

6.10	Access to Collateral; Books and Records.

Allow the Agent, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy any Borrower’s Books.  The foregoing inspections and audits shall be at Borrowers’ expense, and the charge therefor shall be Eighty Hundred Fifty Dollars ($850) per person per day (or such higher amount as shall represent the Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrowers and the Agent schedule an audit more than three (3) days in advance, and Borrowers cancel or seek to reschedule the audit with less than three (3) days written notice to the Agent, then (without limiting any of the Agent’s rights or remedies), Borrowers shall pay the Agent a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by the Agent to compensate the Agent for the anticipated costs and expenses of the cancellation or rescheduling.  Such inspections or audits shall be conducted no more often than twice every twelve (12) months unless an Event of Default has occurred and is continuing.

6.11	Further Assurances.

Execute any further instruments and take further action as the Agent reasonably requests to perfect or continue the Agent’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to the Agent, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of any Borrower or any of its Subsidiaries.

7	NEGATIVE COVENANTS

No Borrower shall do any of the following without the Agent’s prior written consent:

7.1	Dispositions.

Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (11) of Inventory in the ordinary course of business; (12) of worn-out, surplus or obsolete Equipment; (13) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of Borrowers or their Subsidiaries in the ordinary course of business.

7.2	Changes in Business, Management, Ownership, or Business Locations.

(a)            Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by such Borrower and such Subsidiary, as applicable, or reasonably related thereto; (14) liquidate or dissolve; or (15) (a) have a change in Chief Executive Officer or Chief Financial Officer unless a replacement for such Chief Executive Officer or Chief Financial Officer (as applicable) is approved by Borrowers’ Board of Directors, including a majority of those members of the Board of Directors who are not employees of such Borrower as of the date of such approval, within one hundred eighty (180) days of the date of resignation or termination of such Chief Executive Officer or Chief Financial Officer; or (b) enter into any transaction or series of related transactions in which the stockholders of any Borrower who were not stockholders immediately prior to the first such transaction own more than forty-nine percent (49%) of the voting stock of such Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of a Borrower’s equity securities in a public offering or to venture capital investors so long as such Borrower identifies to the Agent the venture capital investors prior to the closing of the transaction and provides to the Agent a description of the material terms of the transaction).

No Borrower shall, without at least fifteen (15) days prior written notice to the Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty Five Thousand Dollars ($25,000) in Borrowers’ assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Representations and Warranties Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrowers intend to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000) to a bailee, and the Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrowers intend to deliver the Collateral, then Borrowers will first receive the written consent of the Agent, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to the Agent in its sole but reasonable discretion.

7.3	Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for acquisitions by a Borrower (each, an “Acquisition”) where (a) total cash consideration (excluding (i) future earn-outs (both revenue and milestone based) until such time as such earn-outs are actually paid, and (ii) unsecured seller notes that do not require principal payments earlier than six (6) months after the Revolving Line Maturity Date) does not in the aggregate exceed Five Hundred Thousand Dollars ($500,000) during the term of this Agreement; (b) no Event of Default has occurred and is continuing or would exist after giving effect to the Acquisition; and (c) one of the Borrowers is the sole surviving legal entity; provided, however that, prior to such consummating any such Acquisition, Borrowers shall deliver, or cause to be delivered, to the Agent (x) true, correct and complete copies of the purchase agreement and all other documents to be executed in connection with such Acquisition, and (y) at the Agent’s request in its sole discretion, a duly executed Subordination Agreement pursuant to which all Indebtedness and Liens, either incurred by a Borrower in connection with such Acquisition or otherwise assumed by a Borrower in connection with such Acquisition, shall be subordinated to all of Borrowers’ now or hereafter Indebtedness to, and Liens in favor of, the Lenders and the Agent (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Agent entered into between the Agent and the other creditor), on terms acceptable to the Agent.  Notwithstanding the foregoing, a Subsidiary may merge or consolidate into another Subsidiary or into either of the Borrowers.

7.4	Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5	Encumbrance.

Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein.

7.6	Maintenance of Collateral Accounts.

Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7	Distributions; Investments.

(a)           Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (16) Borrowers may convert any of their convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (17) Borrowers may pay dividends solely in common stock; and (18) Borrowers may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) per fiscal year; or (19) directly or indirectly make any Investment other than Permitted Investments, or permit any of their Subsidiaries to do so.

7.8	Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers, except for transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9	Subordinated Debt.

(a)           Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (20) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Agent and the Lenders.

7.10	Compliance.

Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on any Borrowers’ business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrowers, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1	Payment Default.

Any Borrower fails to (21) make any payment of principal or interest on any Credit Extension on its due date, or (22) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line).  During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2	Covenant Default.

(a)           Any Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8(c), or 6.10 or violates any covenant in Section 7; or

(b)           Any Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3	Material Adverse Change.

A Material Adverse Change occurs;

8.4	Attachment; Levy; Restraint on Business.

(a)           (23) The service of process seeking to attach, by trustee or similar process, any funds of any Borrower or of any entity under the control of any Borrower (including a Subsidiary) on deposit or otherwise maintained with the Agent or any the Agent’s Affiliate, or (a) a notice of lien or levy is filed against any of any Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)           (24) any material portion of any Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (a) any court order enjoins, restrains, or prevents any Borrower from conducting any material part of its business;

8.5	Insolvency

(a)           Any Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (25) any Borrower begins an Insolvency Proceeding; or (26) an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within forty five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6	Other Agreements.

There is, under any agreement to which any Borrower is a party with a third party or parties, (27) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000); or (28) any default by any Borrower, the result of which could reasonably be expected to have a material adverse effect on Borrowers’ business;

8.7	Judgments.

One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8	Misrepresentations.

Any Borrower or any Person acting for any Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to the Agent or to induce the Agent to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.9	Subordinated Debt.

Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the Intercreditor Agreement; or

8.10	Governmental Approvals.

Any Governmental Approval shall have been (29) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (30) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (a) has, or could reasonably be expected to have, a Material Adverse Change, or (b) adversely affects the legal qualifications of any Borrower or any of their Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of any Borrower or any of their Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9	AGENT’S RIGHTS AND REMEDIES

9.1	Rights and Remedies.

While an Event of Default occurs and continues, the Agent may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by the Agent);

(b)           stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between any Borrower and the Agent;

(c)           settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Agent considers advisable, notify any Person owing Borrowers money of the Agent’s security interest in such funds, and verify the amount of such account;

(d)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrowers shall assemble the Collateral if the Agent requests and make it available as the Agent’s designates.  The Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants the Agent a license to enter and occupy any of its premises, without charge, to exercise any of the Agent’s rights or remedies;

(e)           apply to the Obligations any (31) balances and deposits of Borrowers it holds, or (32) any amount held by the Agent owing to or for the credit or the account of Borrowers;

(f)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  The Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to the Agent’s benefit;

(g)           place a “hold” on any account maintained with the Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h)           demand and receive possession of Borrowers’ Books; and

(i)           exercise all rights and remedies available to the Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2	Power of Attorney.

Each Borrower hereby irrevocably appoints the Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (33) endorse Borrowers’ name on any checks or other forms of payment or security; (34) sign Borrowers’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (35) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms the Agent determines reasonable; (36) make, settle, and adjust all claims under Borrowers’ insurance policies; (37) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (38) transfer the Collateral into the name of the Agent or a third party as the Code permits.  Borrower hereby appoints the Agent as its lawful attorney-in-fact to sign Borrowers’ name on any documents necessary to perfect or continue the perfection of the Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Agent is under no further obligation to make Credit Extensions hereunder.  The Agent’s foregoing appointment as Borrowers’ attorney in fact, and all of the Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Agent’s obligation to provide Credit Extensions terminates.

9.3	Protective Payments.

If any Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which any Borrower is obligated to pay under this Agreement or any other Loan Document, the Agent may obtain such insurance or make such payment, and all amounts so paid by the Agent are Agent Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  The Agent will make reasonable efforts to provide Borrowers with notice of the Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by the Agent are deemed an agreement to make similar payments in the future or the Agent’s waiver of any Event of Default.

9.4	Application of Payments and Proceeds Upon Default.

If an Event of Default has occurred and is continuing, the Agent may apply any funds in its possession, whether from Borrowers account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as the Agent shall determine in its sole discretion.  Any surplus shall be paid to Borrowers or other Persons legally entitled thereto; Borrowers shall remain liable to the Agent for any deficiency.  If the Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, the Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by the Agent of cash therefor.

9.5	Agent’s Liability for Collateral.

So long as the Agent complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of the Agent, the Agent shall not be liable or responsible for: (39) the safekeeping of the Collateral; (40) any loss or damage to the Collateral; (41) any diminution in the value of the Collateral; or (42) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6	No Waiver; Remedies Cumulative.

The Agent’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of the Agent thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  The Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  The Agent has all rights and remedies provided under the Code, by law, or in equity.  The Agent’s exercise of one right or remedy is not an election and shall not preclude the Agent from exercising any other remedy under this Agreement or other remedy available at law or in equity, and the Agent’s waiver of any Event of Default is not a continuing waiver.  The Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7	Demand Waiver.

Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Agent on which any Borrower is liable.

9.8	Borrower Liability.

Each Borrower may, acting singly, request Advances hereunder.  Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Advances hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances.  Each Borrower waives (43) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (44) any right to require the Agent to: (a) proceed against any Borrower or any other person; (b) proceed against or exhaust any security; or (c) pursue any other remedy.  The Agent may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of the Agent under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to any Borrower in contravention of this Section, such Borrower shall hold such payment in trust for the Agent for the ratable benefit of the Lenders and such payment shall be promptly delivered to the Agent for application to the Obligations, whether matured or unmatured.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (45) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (46) upon transmission, when sent by electronic mail or facsimile transmission; (47) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (48) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  The Agent, the Lenders or Borrowers may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	EnergyConnect Group, Inc.
901 Campisi Way, Suite 260
Campbell, California 95008
Attn: Andrew C. Warner, Chief Financial Officer
Fax: (408) 370-3322
Email: awarner@energyconnectinc.com

If to Agent or	Silicon Valley Bank
Silicon Valley Bank:	2400 Hanover Street
Palo Alto, California 94304
Attn: Attn: Rick Tu
Fax: (650) 494-1377
Email: rtu@svb.com

If to Partners	Partners for Growth III, L.P.
for Growth III, L.P.:	180 Pacific Avenue
San Francisco, California 94111
Attn: Andrew Kahn
Fax: (415) 781-0510
Email: notices@pfgrowth.com

11           CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law.  Each Borrower, the Lenders and the Agent each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude the Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Agent.  Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrowers at the address set forth in, or subsequently provided by Borrowers in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of each Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, THE LENDERS AND THE AGENT EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12	GENERAL PROVISIONS

12.1	Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  No Borrower may assign this Agreement or any rights or obligations under it without Lenders prior written consent (which may be granted or withheld in the Lenders discretion).  The Lenders have the right, without the consent of or notice to Borrowers, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms of the Warrant); provided, however, that unless an Event of Default has occurred and is continuing, Lenders shall not sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents to any known direct competitor of Borrowers (as determined by Lenders in their reasonable discretion) without Borrowers’ prior written consent.

12.2	Indemnification.

Each Borrower agrees to indemnify, defend and hold the Lenders and the Agent and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing the Lenders or the Agent (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Agent Expenses and Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between the Lenders, the Agent  and Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3	Time of Essence.

Time is of the essence for the performance of all Obligations in this Agreement.

12.4	Severability of Provisions.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5	Correction of Loan Documents.

The Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Agent provides Borrowers with written notice of such correction and allows Borrowers at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by Agent, Lenders and Borrowers.

12.6	Amendments in Writing; Waiver; Integration.

No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7	Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8	Survival.

All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrowers in Section 12.2 to indemnify the Lenders and the Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9	Confidentiality.

In handling any confidential information, the Lenders and the Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (49) to the Lenders’ and the Agent’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Lenders and Agent, collectively, “Lenders and Agent Entities”); (50) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, the Agent shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (51) as required by law, regulation, subpoena, or other order; (52) to the Agent’s regulators or as otherwise required in connection with the Agent’s examination or audit; (53) as the Agent considers appropriate in exercising remedies under the Loan Documents; and (54) to third-party service providers of the Lenders and the Agent so long as such service providers have executed a confidentiality agreement with the Lenders and the Agent with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (a) in the public domain or in the Lenders’ and the Agent’s possession when disclosed to the Lenders and the Agent, or becomes part of the public domain after disclosure to the Lenders or the Agent; or (b) disclosed to the Lenders or the Agent by a third party if the Lenders or the Agent does not know that the third party is prohibited from disclosing the information.

Lenders and Agent Entities may use confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrowers. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10	Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrowers, the Lenders and the Agent arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11	Electronic Execution of Documents.

The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12	Captions.

The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13	Construction of Agreement.

The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14	Relationship.

The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15	Third Parties.

Nothing in this Agreement, whether express or implied, is intended to: (55) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (56) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (57) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13	DEFINITIONS

13.1	Definitions.

As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrowers.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agent Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrowers.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (58) the lesser of (a) the Revolving Line or (b) the amount available under the Borrowing Base minus (59) the outstanding principal balance of any Advances.

“Borrower” and “Borrowers”  are defined in the preamble hereof.

“Borrower’s Books” are all of each Borrower’s books and records including ledgers, federal and state tax returns, records regarding each Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is the sum of (a) Eligible Accounts, as determined by the Agent from Borrowers’ most recent Borrowing Base Certificate, minus (b) accounts payable owing by Borrowers to their customers (curtailers and energy providers), plus (c) Borrowers’ unrestricted cash at Agent; provided, however, that upon prior notice to Borrowers the Agent may decrease the foregoing amounts in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by the Agent, may adversely affect Collateral.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Borrowing Base Report” is defined in Section 6.2(a).

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to the Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that the Agent may conclusively rely on such certificate unless and until such Person shall have delivered to the Agent a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Agent is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) the Agent’s certificates of deposit issued maturing no more than two (2) years after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrowers described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Confirmed Registrations” is defined in Section 6.7(c) hereof.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and the Agent pursuant to which the Agent obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance or any other extension of credit by the Agent or any Lender for Borrowers’ benefit.

“Default Rate” is defined in Section 2.3(a).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrowers’ deposit account, account number _____________, maintained with the Agent.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts owing to Borrowers by PJM which arise in the ordinary course of Borrowers’ business that meet all Borrowers’ representations and warranties in Section 5.3 (including, from March 1st to May 31st each year, Confirmed Registrations acceptable to Bank in its sole discretion but excluding payments associated with such Confirmed Registrations made or owing to Borrowers’ customers).  Agent reserves the right at any time after the Effective Date and after notice to Borrowers to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Unless Agent otherwise agrees in writing, Eligible Accounts shall not include:

(a)           Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(b)           Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrowers’ business;

(c)           Accounts arising from chargebacks, debit memos or other payment deductions taken by PJM;

(d)           Accounts in which PJM disputes liability or makes any claim (but only up to the disputed or claimed amount), or if PJM is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(e)           Accounts for which Agent in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrowers which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Deposit” is defined in Section 2.4(b).

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrowers’ right, title, and interest in and to the following:

(a)           its Copyrights, Trademarks and Patents;

(b)           any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)           any and all source code;

(d)           any and all design rights which may be available to a Borrower;

(e)           any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)           all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercreditor Agreement” means that certain Intercreditor Agreement among Agent and Lenders dated as of the Effective Date.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by each Borrower to the Agent dated as of Effective Date.

“Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lenders and Agent Entities” is defined in Section 12.9.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Load Management Event Compliance” has the meaning set forth in that certain document titled “PJM Manual 18: PJM Capacity Market” with an effective date of June 1, 2010 and prepared by PJM Capacity Market Operations.

“Loan Documents” are, collectively, this Agreement, the Warrants, the Representations and Warranties Certificates, the IP Agreements, the Intercreditor Agreement, any note, or notes or guaranties executed by Borrowers, and any other present or future agreement between Borrowers and/or for the benefit of the Agent and the Lenders in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of the Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of Borrowers taken as a whole; (c) a material impairment of the prospect of repayment of any portion of the Obligations or (d) the Agent determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrowers shall fail to comply with one or more of the financial covenants in Section 6.7 during the next succeeding financial reporting period.

“Monthly Financial Statements” is defined in Section 6.2(a).

“Obligations” are Borrowers’ obligations to pay when due any debts, principal, interest, Agent Expenses, Lender Expenses and other amounts any Borrower owes the Agent or the Lenders now or later, whether under this Agreement, the Loan Documents (other than the Warrants), or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to the Agent, and to perform Borrowers’ duties under the Loan Documents (other than the Warrants).

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Permitted Indebtedness” is:

(a)           Borrowers’ Indebtedness to the Lenders and the Agent under this Agreement, the other Loan Documents;

(b)           Indebtedness existing on the Effective Date and shown on the Representations and Warranties Certificate;

(c)           Subordinated Debt;

(d)           unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)           Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)           Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)           Indebtedness of Borrowers to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrowers (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrowers in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby; and

(h)           Indebtedness of a Borrower to the other Borrower;

(i)            extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)           Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Representations and Warranties Certificate and;

(b)           Investments consisting of Cash Equivalents;

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrowers;

(d)           Investments consisting of deposit accounts in which the Agent has a perfected security interest;

(e)           Investments accepted in connection with Transfers permitted by Section 7.1;

(f)            Investments by Borrowers in Subsidiaries not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year;

(g)           Investments consisting of (60) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (61) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors;

(h)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)            Investments by a Borrower in the other Borrower; and

(j)            Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of a Borrower in any Subsidiary.

“Permitted Liens” are:

(a)           Liens existing on the Effective Date and shown on the Representations and Warranties Certificate or arising under this Agreement, the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either (62) not due and payable or (63) being contested in good faith and for which Borrowers maintain adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)           purchase money Liens (64) on Equipment (other than Financed Equipment) acquired or held by Borrowers incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding, or (65) existing on Equipment (other than Financed Equipment) when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)           Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)           Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)            Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)           leases or subleases of real property granted in the ordinary course of Borrowers’ business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrowers’ business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting the Agent a security interest therein;

(h)           non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(i)            Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j)            Liens on cash and Cash Equivalents in favor of Pacific Gas & Electric Company, Southern California Edison Company and ISO New England in an aggregate amount not to exceed Four Hundred Thousand Dollars ($400,000) to secure performance obligations of Borrowers to each such entity; and

(k)           Liens in favor of other financial institutions arising in connection with Borrowers’ deposit and/or securities accounts held at such institutions, provided that the Agent has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PJM” means Pennsylvania New Jersey Maryland Interconnection LLC, and its successors and assigns.

“PJM Capacity Program” means the Interruptible Load for Reliability (ILR) and the Reliability Pricing Model (RPM) programs managed by PJM.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

 “Representations and Warranties Certificate” is defined in Section 5.1 hereof.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrowers.

“Restricted License” is any material license or other agreement with respect to which a Borrower is the licensee (a) that prohibits or otherwise restricts such Borrower from granting a security interest in Borrowers’ interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount equal to Four Million Dollars ($4,000,000).

“Revolving Line Commitment” means as to any Lender, the obligation of such Lender, if any, to make Advances to the Borrowers in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Line Commitment” opposite such Lender’s name on Annex A attached hereto.

“Revolving Line Maturity Date” is September 30, 2011.

“Revolving Line Pro Rata Share” means the applicable percentage for each Lender set forth in Annex A attached hereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrowers subordinated to all of Borrowers’ now or hereafter indebtedness to the Lenders and the Agent (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Agent entered into between the Agent and the other creditor), on terms acceptable to the Agent.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrowers.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Warrants” means those certain Warrants to Purchase Stock, each dated the Effective Date, executed by EnergyConnect Group in favor of each Lender.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

ENERGYCONNECT GROUP, INC.

By:	Andrew Warner
Name: Andrew Warner
Title: CFO

ENERGYCONNECT, INC.

By:	/s/ Andrew Warner
Name: Andrew Warner
Title: CFO

AGENT:

SILICON VALLEY BANK

By:	/s/ Rick Tu
Name: Rick Tu
Title: DTL

LENDERS:

SILICON VALLEY BANK

By:	/s/ Rick Tu
Name: Rick Tu
Title: DTL

PARTNERS FOR GROWTH III, L.P.

By:	/s/ Andrew Kahn
Andrew Kahn, Manager of Partners for Growth III, LLC, its General Partner

[Signature Page to Loan and Security Agreement]